SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2005

Domino’s Pizza, Inc.

Domino’s, Inc.

(Exact name of registrants as specified in its charter)

Commission file numbers:

333-114442

333-107774

Delaware	38-2511577
Delaware	38-3025165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Numbers)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 22, 2005 (the “Effective Date”), Domino’s Pizza LLC (“Domino’s”) entered into a Separation Agreement (the “Separation Agreement”) with Harry J. Silverman, former Executive Vice President and Chief Financial Officer of Domino’s and its affiliated companies. The Separation Agreement provides that Mr. Silverman will resign from Domino’s as of December 31, 2005 and that all prior agreements between Domino’s and its affiliates and Mr. Silverman will be terminated as of the Effective Date and the terms of the Separation Agreement shall govern for all periods thereafter.

The Separation Agreement provides that Mr. Silverman will receive, on June 30, 2006, a payment from Domino’s equal to one-half (1/2) of the base salary he was receiving prior to his resignation and thereafter, monthly payments equal to one-twelfth (1/12) of his base salary through December 31, 2006 unless Mr. Silverman breaches the Separation Agreement. Mr. Silverman will not be eligible to receive any other compensation or benefits or to participate in any employee benefit plans, programs or arrangements. Domino’s will also reimburse Mr. Silverman for the first six monthly COBRA premiums for the period beginning on January 1, 2006 on June 30, 2006 and reimburse him monthly thereafter, on the last day of the month, through December 31, 2006 for such premiums.

Item 1.02. Termination of a Material Definitive Agreement

On December 22, 2005, in connection with the execution of the Separation Agreement, Domino’s terminated the Consulting Agreement, dated December 14, 2004, between Domino’s and Harry J. Silverman (the “Consulting Agreement”). The Consulting Agreement was to have been effective from January 1, 2006 through December 31, 2006 and provided that Mr. Silverman was to receive payments during the term equal to his base salary as of the time of his resignation in exchange for the provision of consulting services.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.1	Separation Agreement, dated as of December 22, 2005, by and between Domino’s Pizza LLC and Harry J. Silverman.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
DOMINO’S, INC.
(Registrants)

Date: December 23, 2005

/s/ David A. Brandon
David A. Brandon
Chief Executive Officer

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